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Kraft Foods Inc.

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IRENE B. ROSENFELD	THREE LAKES DRIVE
CHAIRMAN OF THE BOARD AND	NORTHFIELD, ILLINOIS 60093
CHIEF EXECUTIVE OFFICER
March 30, 2010

Dear Fellow Shareholders:

The past year has been a busy, exciting time for Kraft Foods. We have many new shareholders who previously held stock in Cadbury. If you are a new Kraft Foods shareholder, I welcome you. And for all of you, I’d like to take this opportunity to recap the terrific progress our employees have made in building Kraft Foods into a global powerhouse in snacks, confectionery and quick meals.

Three years ago, we laid out our plan to return our company to long-term, sustainable growth. Despite record high input costs and a global recession, we did what we said we would do, and we emerged a stronger company.

•	In 2007, we said we would rejuvenate top-line growth, and we did that.

•	In 2008, we said we would grow both the top and bottom lines, and we did that.

•

In 2009, we said we would focus on building our profit margins and market share. As we’ve done this, we strengthened the foundation underlying our long-term model that targeted EPS growth of 7 to 9 percent in our base business.

Successfully rewired for growth

We began our turnaround by decentralizing and aligning our businesses and functions with common incentives. Specifically, our business leaders focus on three simple metrics: revenue growth, income growth and cash flow, and we’ve made excellent progress on each:

•	Since 2006, we’ve averaged 4.5 percent organic revenue growth[1] per year. That’s higher than our long-term target of 4 percent or more.

•	We’ve grown operating income 10 percent per year on average and raised our operating income margin to 13.7 percent, up from 12.6 percent in 2006.

•	We generated free cash flow[1] equal to 124 percent of our net earnings in 2009, up from 83 percent in 2006.

But the true measure of success for any turnaround is how well we’ve staged our business for future growth.

We managed input costs through improved brand equity

Since 2007, we’ve invested more than $500 million to improve our product quality. And consumers have noticed. Today, about two-thirds of our products are preferred to the competition, versus only 44 percent in 2006.

Differentiating ourselves from the competition enabled us to re-establish our pricing power. As a result of stronger brand equities, we were able to manage higher input costs and improve the alignment of our prices and our cost structure – while still investing in our franchises. This was a necessary step in restoring profit margins. Going forward, this will allow more of our productivity gains to drop to the bottom line.

[1]	Please see discussion of non-GAAP financial measures at the end of this letter.

Improved volume/mix despite significant headwinds

The challenging economic environment led to weakening consumption trends around the world. We’ve taken some strategic actions over the past several quarters to discontinue less-profitable product lines and to forego unprofitable volume, thereby resetting our revenue base. While this reduced near-term volume, it was the right long-term decision and enables us to grow from a much stronger base. In contrast to many of our peers, we delivered sequential improvement in volume/mix in every quarter of 2009.

Grew margins while reinvesting in future growth

We expanded both gross and operating margins, while continuing to invest in future growth. We increased our advertising and consumer spending (A&C) to 7.2 percent of net revenues, up from 6.7 percent in 2008, en route to our long-term target of 8-9 percent of revenue. What’s more, A&C spending increased, even though advertising rates came down considerably year over year.

We’ve made good progress toward our goal of restoring our profit margins to industry benchmarks, while still investing significantly in productivity and brand building. In fact, we improved our operating margin year-over-year in every quarter of 2009.

Drove progress in every geographic region

Our momentum is broad-based.

•

In North America, we effectively managed the transition to growth from improvements in volume/mix rather than price, with priority categories fueling these improvements. Segment operating income margin rose to 17.3 percent in 2009. Better alignment of input costs and pricing drove the improvement – despite incremental investments in cost savings and marketing. Our market shares are improving steadily as we lap some of the volatile pricing of 2008.

•

In Europe, our business posted solid results. We shifted to a category-led operating structure and integrated the LU biscuits business – all while managing through a tough recession. On the top line, organic revenue in Europe declined slightly, affected by the discontinuation of certain product lines and our decision to forego unprofitable volume. At the same time, market share performance was good, particularly in chocolate, coffee and cheese. On the bottom line, our operating income margin rose to 9 percent even as we continued our major investments in cost savings initiatives and marketing.

•

In Developing Markets, our results showed that our focus on priority categories, brands and markets continues to pay off. We posted strong revenue and share growth, despite softening category trends. Overall, organic revenues[2] grew nearly 10 percent, and our priority brands grew even faster at 18 percent. Operating income margins were 11.8 percent. As in every region, we continued to invest in additional cost saving initiatives and incremental marketing to fuel future growth.

Delivered high quality earnings growth

We earned $2.03 per diluted share in 2009, up 7 percent from 2008. When you take a closer look at the drivers of EPS growth, you see that operating gains were a key driver – delivering 15 cents of improvement over the prior year.

Generated strong free cash flow

We also made exceptional progress in terms of free cash flow. We generated significant gains in 2009 from intense focus on working capital efficiency and improved earnings, while ensuring we are supporting our growth with sufficient capital expenditures. Specifically, free cash flow2 increased to $3.8 billion, up 35 percent from 2008.

[2]	Please see discussion of non-GAAP financial measures at the end of this letter.

With Cadbury, we’re ready to write the next chapter in our transformation

Having successfully reinvigorated our base business, the time is right for us to accelerate our transformation, taking both Kraft Foods and Cadbury to a level neither could reach on its own.

The new Kraft Foods will drive top-tier organic revenue growth through a focus on higher growth and higher margin categories, an expanding footprint in developing markets and a greater presence in growing trade channels. In addition, we’ll target industry-leading margins through improved product mix and leveraging our global scale.

In terms of our category mix, the fast-growing confectionery and snacks segments will now make up the majority of our portfolio. In fact, almost 70 percent of our revenue outside North America now comes from snacks and confectionery.

We go to market with a portfolio of iconic brands that consumers around the world love and trust. We now have 11 billion-dollar brands and 70-plus brands – including more than 40 confectionery brands – with revenues in excess of $100 million. What’s more, 80 percent of our worldwide revenues are derived from brands where we hold the No. 1 share of market.

From a geographic perspective, more than half of our business is now outside North America, and 26 percent comes from fast-growing developing markets. With Cadbury, we now have considerably greater scale in key developing markets such as Brazil, Russia, India, China and Mexico, that will benefit all our categories. This will lead to significant revenue synergies as we expand sales and distribution of each of our brands into new markets and through new channels.

From a distribution perspective, our leadership in confectionery is highly complementary to our biscuit business. And being a global leader in both confectionery AND biscuits will not only provide our combined business with significant scale, but also with exciting innovation platforms. Together, we will be the global leader in sweet snacks, with leading market shares in every major region of the world.

For these reasons, I’m highly confident that we are well positioned to drive top-tier organic revenue growth for the foreseeable future.

On the cost side, we will access the benefits of our significant global scale. With about $50 billion in revenue, we’re the world’s second largest food company and No. 1 in North America. In an ever-consolidating marketplace, scale is a source of great competitive advantage. Our size and presence in more than 160 countries give us that advantage. While Kraft Foods and Cadbury each had strong cost savings pipelines, we’re targeting cost synergies of at least $675 million on top of each company’s base cost plans.

This strong pipeline of cost-savings initiatives should accelerate our margin expansion, and we’ll use a portion of these savings to fund higher A&C and investments in sales and R&D to support future growth.

Creating a top-tier performer in the global food industry

This combination will increase our long-term growth targets, while still generating significant near-term benefits. On the top line, it will accelerate our long-term growth target to 5 percent or more. On the bottom line, it will enhance our long-term EPS growth target to 9 to 11 percent. At the same time, we expect the transaction will be accretive to cash EPS and have a mid-teens internal rate of return. Together, these benefits result in a transformational combination that will create a top-tier performer in the global food industry.

Make today delicious

As we deliver on the promise to create a new Kraft Foods, we also redefined our recipe for success in 2009 with a new higher purpose – “make today delicious.” Through a unique co-creation process, thousands of employees and consumers worldwide told us loud and clear: delicious is our difference! Of course, as a food company, we simply must make delicious foods that people feel good about. But “delicious” is so much more. It’s also about making a delicious difference in our workplaces, our communities and in our world.

As the world’s second largest food company, we have naturally focused considerable effort on alleviating hunger where people do not have access to enough nutritious food and on promoting healthy food choices, addressing obesity and other wellness issues.

We provide direct food aid to meet immediate needs – from meals and nutrition education programs in Asia with Save the Children to mobile food pantries in cooperation with Feeding America in the United States. We’re also developing products and technology to provide improved nutrition at attractive price points, including fortified versions of Biskuat biscuits, Tang powdered beverages and Eden cheese in certain markets. We’re committed to helping families make better nutrition choices in developed markets too. Since 2004, we’ve reformulated or launched more than 1,300 better-for-you options in North America. For example, we reduced the sugar content in our Capri Sun kids beverages so that they now have 25 percent less sugar than other leading juice drinks. Through this reformulation, we removed more than 100 billion calories from kids’ diets each year. In addition, we recently announced plans to reduce sodium by an average of 10 percent across our North American portfolio over the next two years. This amounts to the elimination of more than 10 million pounds – or more than 750 million teaspoons – of salt from some of our most popular foods. That’s on top of reductions we’ve already taken – from 5 to 30 percent – across many of our products.

We’re also making a delicious difference in our world. We know that delicious products start with quality ingredients, and quality starts at the farm. Several of our most important commodities – like cocoa and coffee – come from tropical countries with unique environmental and social concerns. For that reason, we support agricultural sustainability programs like Rainforest Alliance certification and the Bill and Melinda Gates Foundation partnership. These programs help farmers improve the quality of their crops and become more self-sufficient and competitive. It’s the right thing to do, and it makes sense financially: it helps meet our business needs, helps farm workers and their families and helps the environment.

Finally, for Kraft Foods, sustainability is now part of how we do business. It’s a priority, and we’ve set aggressive goals. (Our goals have a base year of 2005, to be achieved by 2011.) I’m pleased to note that we’re making good progress across each of our areas of focus – agricultural commodities, packaging, energy, water, waste, and transportation/distribution. Since 2005, we’ve:

•	Reduced plant energy use 12 percent (goal of 25%);

•	Reduced plant energy-related CO2 emissions 14 percent (goal of 25%);

•	Reduced plant water consumption 21 percent (exceeding goal of 15% two years ahead of plan);

•	Reduced plant waste 14 percent (goal of 15%); and

•	Eliminated more than 150 million pounds (nearly 53 million kg) of packaging material (exceeding our goal of 150 million pounds two years early).

There are many other great examples of how Kraft Foods employees make today delicious. I invite you to visit our web site at www.kraftfoodscompany.com to learn much more than I have space for here.

A phenomenal future

Thank you for your support of our company. I genuinely believe that we have a phenomenal future ahead of us.

Best regards,

Irene B. Rosenfeld

Chairman and Chief Executive Officer

Forward-looking statements

This letter from our Chairman and CEO contains forward-looking statements including statements that we exited 2009 with strong operating and financial momentum; that managing higher input costs and improving the alignment of our prices and cost structure was a necessary step to restoring profit margins and will allow more of our productivity gains to drop to the bottom line; that actions to discontinue less-profitable product lines and to forego unprofitable volume is the right long-term economic decision and enables us to grow off of a much stronger base; our long-term A&C target of 8-9 percent of revenue; we’ve made good progress toward our goal of restoring our profit margins to industry benchmarks, while still investing significantly in productivity and brand building; our momentum is broad-based; our market shares are improving steadily; our focus on priority categories, brand and markets continues to payoff; we are ensuring that we are supporting our growth with sufficient capital expenditures; the time is right for us to accelerate our transformation, taking both Kraft Foods and Cadbury to a level neither could reach on its own; the new Kraft Foods will drive top-tier organic revenue growth through a focus on higher growth and higher margin categories, an expanding footprint in developing markets and a greater presence in growing trade channels; we’ll target industry-leading margins through improved product mix and leveraging our global scale; key developing markets will benefit all our categories and will lead to significant revenue synergies as we expand sale and distribution of each of our brands into new markets and through new channels; being a global leader in both confectionery and biscuits will provide our combined business with exciting innovation platforms; we will be the global leader in sweet snacks, with leading market shares in every major region of the world; our confidence that we are well positioned to drive top-tier organic revenue growth for the foreseeable future; we will access the benefits of our significant global scale and scale is a source of great competitive advantage; we’re targeting cost synergies of at least $675 million on top of each company’s base plans; this strong pipeline of cost-savings initiatives should accelerate our margin expansion, and we’ll use a portion of these savings to fund higher A&C and investments in sales and R&D to support future growth; this combination will increase our long-term growth targets while still generating significant near-term benefits; it will accelerate our long-term growth target to 5 percent or more; it will enhance our long-term EPS growth target to 9 to 11 percent; we expect the transaction will be accretive to cash EPS and have a mid-teens internal rate of return; these benefits result in a transformational combination that will create a top tier performer in the global food industry; we’re developing products and technology to provide improved nutrition at attractive price points; we’re committed to helping families make better nutrition choices in developed markets; our plans to reduce sodium by an average of 10 percent across our North American portfolio over the next two years; our agricultural sustainability programs are the right thing to do and they make sense financially; sustainability is now part of how we do business; it’s a priority and we’ve set aggressive goals; and our belief that we have a phenomenal future ahead of us. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors, include, but are not limited to, our indebtedness and ability to pay our indebtedness, the shift in consumer preference to lower priced products, failure to realize the expected benefits of the combination with Cadbury, general economic and business conditions and changes in tax laws. For additional information on these and other factors that could affect our forward-looking statements, see the risk factors in our filings with the SEC, including our registration statement on Form S-4, as amended from time to time, filed in connection with the Cadbury offer, our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this letter from our Chairman and CEO, except as required by applicable law or regulation.

Non-GAAP Financial Measures

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The company’s top-line guidance measure is organic net revenues, which excludes the impact of acquisitions, divestitures and currency. The company uses organic net revenues and corresponding growth ratios as non-GAAP financial measures. Management believes this measure better reflects revenues on a going-forward basis and provides improved comparability of results because it excludes the volatility of currency, and the one-time impacts of acquisitions and divestitures from net revenues.

The company uses free cash flow as its primary cash flow metric as it represents the controllable cash flows from operations. Free cash flow is defined as cash flow from operations less capital expenditures. Management believes free cash flow shows the financial health of, and how efficiently we are running, the company.

See below for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures used by other companies.

Reconciliation of GAAP to Non-GAAP Information

Net Revenues

($ in millions, except percentages) (Unaudited)

	As Reported (GAAP)	Impact of Divestitures	Impact of Currency	Organic (Non-GAAP)	% Change
					As Reported (GAAP)	Organic (Non-GAAP)
For the Twelve Months Ended December 31,

2009 Reconciliation
Kraft Foods North America	$23,662	$ (44)	$ 199	$23,817	(1.2)%	(0.4)%
Kraft Foods Europe	8,768	(15)	640	9,393	(9.9)%	(1.0)%
Kraft Foods Developing Markets	7,956	(14)	1,058	9,000	(3.5)%	9.9%

Kraft Foods	$40,386	$ (73)	$1,897	$42,210	(3.7)%	1.5%

2008 Reconciliation
Kraft Foods North America	$23,956	$ (55)	$ —	$23,901
Kraft Foods Europe	9,728	(243)	—	9,485
Kraft Foods Developing Markets	8,248	(57)	—	8,191

Kraft Foods	$41,932	$(355)	$ —	$41,577

Net Revenues Growth

(Unaudited)

	Kraft Foods Inc.
	As Reported (GAAP)	Impact of Divestitures /Other	Impact of Acquisitions	Impact of Currency	Organic (Non-GAAP)
For the Twelve Months Ended:
December 31, 2007	8.6%	(0.6)pp	0.8pp	3.1pp	5.3%
December 31, 2008	16.9%	(0.8)pp	8.9pp	2.0pp	6.8%
December 31, 2009	(3.7)%	(0.7)pp	0.0pp	(4.5)pp	1.5%
Compound Annual Growth Rate, 2006 – 2009:					4.5%

Free Cash Flow as a Percentage of Net Earnings

($ in millions) (Unaudited)

	Kraft Foods Inc.
	For the Twelve Months Ended December 31,
	2006	2009
Net Cash Provided by Operating Activities (GAAP)	$ 3,720	$ 5,084
Capital Expenditures	(1,169)	(1,330)

Free Cash Flow (Non-GAAP)	$ 2,551	$ 3,754
Net Earnings Attributable to Kraft	3,060	3,021
Free Cash Flow / Net Earnings (Non-GAAP)	83.4%	124.3%

Cash Flows

For the Twelve Months Ending December 31,

($ in billions) (Unaudited)

	Kraft Foods Inc.
	2007	2008	2009
Net Cash Provided by Operating Activities (GAAP)	$ 3.6	$ 4.1	$ 5.1
Capital Expenditures	(1.2)	(1.4)	(1.3)

Free Cash Flow (Non-GAAP)(1)	$ 2.3	$ 2.8	$ 3.8

(1) May not add due to rounding